A request for confidential treatment with respect to this exhibit has been filed with the Securities and Exchange Commission. Pages where confidential treatment has been requested are marked "Confidential Treatment Requested" and the appropriate section has been replaced with an asterisk [*].

                     RESEARCH COLLABORATION AGREEMENT


     This Agreement is made effective as of September 1, 1995 between biosys, a Delaware corporation having a place of business at 10150 Old Columbia Road, Columbia, Maryland 21046 (biosys), and NeoRx Corporation, a Washington corporation having its principal place of business at 410 West Harrison Street, Seattle, Washington 98119 (NeoRx).

     WHEREAS NeoRx and a predecessor in interest to biosys (Crop Genetics International Corporation) entered into a Feasibility Study and Materials Transfer Agreement dated August 26, 1994 and amended March 7, 1995 (collectively, the "Initial Agreement") for the purpose of evaluating the production of a humanized monoclonal antibody in insect larvae;

     WHEREAS NeoRx and biosys, a Delaware corporation duly licensed to do business in Maryland, wish to expand the collaborative effort begun pursuant to the Initial Agreement with regard to production of proteins and protein-containing constructs in vivo in insect larvae; and

     WHEREAS NeoRx and biosys agree that the Initial Agreement shall be superseded in its entirety by this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties agree as follows:


1.  Definitions.

     1.1 "FDA Protein Product Plan" shall mean a plan for addressing the regulatory issues raised by use of Protein Products in human clinical trials.

     1.2 "Fusion Construct" shall mean a construct containing one component selected from the group of Humanized Antibody, Modified Antibody or monoclonal antibody fragment and a second component selected from streptavidin, one or more streptavidin subunits and Modified Streptavidin.

     1.3 "Humanized Antibody" shall mean a humanized version of the murine monoclonal antibody NR-LU-10.

     1.4 "Know-How" shall mean all confidential, technical, trade secret and scientific information owned or controlled by NeoRx or biosys (with right to license or sublicense) or possessed by NeoRx or biosys (with right to disclose), which is necessary or useful for the production, testing, marketing or sale of Protein Products.

     1.5 "Modified Antibody" shall mean an antibody or antibody fragment having amino acid additions and/or deletions and/or substitutions made through changes in the encoding DNA sequence for the antibody or antibody fragment.

     1.6 "Modified Streptavidin" shall mean streptavidin having amino acid additions and/or deletions and/or substitutions made through changes in the encoding DNA sequence for streptavidin.

     1.7 "NeoRx Designees" shall mean one or more third parties designated by NeoRx as entities for which biosys can manufacture Protein Products.

     1.8 "Net Sales" shall mean the portion of the invoice amount received from commercial sales of Products attributable to the value of the Protein Product component thereof after deduction of the following items, provided and to the extent such items are included in the invoice amount received:

     (A) transportation and transportation insurance charges separately stated in the invoice and allocated in a fair and consistent manner to Products if other products are included in the invoice;

     (B) trade and quantity discounts or rebates and cash discounts or rebates actually allowed and taken to the extent customary in the trade;

     (C) credits or allowances given or made for rejection or return of previously sold Products; and

     (D) any sales tax or other governmental charge levied directly on the sale, transportation, or delivery of Products and borne by the seller.

Any Products sold or otherwise transferred in other than an arm's length transaction or in kind or other non-financial transactions involving the sale or other transfer of Products to any third party (e.g., barter) shall be deemed invoiced at the fair market price of Products in the country of sale or transfer. Net Sales shall not include any transfers of Products between NeoRx and NeoRx Designees, unless the receiving party is the consumer, marketer or user of the Products.

     1.9 "Patent Technology" shall mean any patentable or potentially patentable intellectual property relating generally or specifically to the production of Protein Products that is included in any United States or international patent application filed by biosys and/or NeoRx.

     1.10 "Patent Applications" shall mean patent applications filed in the United States or any international Patent Office and having one or more claims encompassing Patent Technology or Protein Products.

     1.11 "Pretargeting Information" shall mean information relating to NeoRx's proprietary pretargeting technology, including information regarding the humanized antibody designated NR-LU-10.

     1.12 "Product" shall mean a diagnostic, therapeutic, reagent or other product which is or includes a Protein Product.

     1.13 "Protein Product" shall mean any one or more or a combination of certain crude proteins or protein-containing constructs designated by NeoRx and produced using a baculovirus expression system by biosys pursuant to this Agreement which meet NeoRx's specifications for such proteins or protein-containing constructs in purified form suitable for use in humans.

     1.14 "Research Capital Expenditures" shall mean capital additions or improvements in biosys' dedicated facility in Columbia, Maryland required to achieve Research Goals.

     1.15 "Research Goals" shall mean research or production benchmarks in the Research Project which must be achieved in a timely fashion to advance the Research Project.

     1.16 "Research Information" shall mean information regarding the production of Protein Product by biosys, including regulatory information, manufacturing process parameters, characteristics of the insect colony once such a colony is established, and other relevant Know-How.

     1.17 "Research Project" shall mean research conducted pursuant to this Agreement with regard to the production of Protein Product and the use of such Protein Product in in vitro or in vivo preclinical evaluation or in human clinical trials alone or with other Product components.

     1.18 "Research Project Leader" shall mean the person having the responsibility to determine the scope and scientific direction of the Research Project and to alter that scope and direction to advance research, product development and clinical evaluation of Products.

     1.19 "Supply Agreement" shall mean a definitive agreement for the commercial supply of Protein Product to NeoRx or NeoRx Designees by biosys.

     1.20 "Quarterly Payments" shall mean advanced quarterly payments paid by NeoRx to biosys for participating in the Research Project pursuant to this Agreement.


2.  Quarterly Payments.

NeoRx shall pay to biosys Quarterly Payments in the amount of $[*] as set forth below.

     A) NeoRx will pay to biosys one-half of one Quarterly Payment on November 15, 1995 or upon execution of this Agreement by both parties, whichever is later; and

     B) Thereafter, NeoRx will pay to biosys three Quarterly Payments commencing on January 1, 1996, unless this Agreement is terminated prior to the due date of any such Quarterly Payment (January 1, 1996, April 1, 1996 and July 1, 1996).

At NeoRx's option, Quarterly Payments may be in cash or may be made in the form of registered NeoRx common stock. If the Quarterly Payments are made in registered NeoRx common stock, NeoRx will provide a number of shares sufficient to yield $[*] to biosys, net any costs associated with the sale of the registered stock. If the number of shares provided to biosys for a Quarterly Payment does not yield $[*] to biosys, NeoRx will issue additional shares to biosys to make up the deficiency. NeoRx and biosys will cooperate to facilitate the sale of the registered shares by biosys in a manner that minimizes the impact of such sale on the trading price of the NeoRx common stock, but the ultimate decision with regard to the sale of the registered stock rests with biosys.

[*] Confidential Treatment Requested                                         4

3.  Research

     3.1 Research Project Leader. Dr. John Reno or his designee of NeoRx will be the Research Project Leader.

     3.2 Research Project. The Research Project will be conducted by NeoRx and biosys under the direction of the Research Project Leader. Initially, NeoRx and biosys contemplate that the Research Project will progress through the series of Research Goals set forth in Section 3.3 hereof. The Research Project Leader may, from time to time during the term of this Agreement, alter the scope or scientific direction of the Research Project. If such alteration necessitates the modification, substitution, elimination or addition or establishes or alters the timing of a Research Goal, NeoRx will provide biosys with timely written notice thereof. The parties agree that the total number of Research Goals that are applicable at any time during the term of this Agreement, including those Research Goals that have been attained and those Research Goals to be attained, shall not exceed five.

     3.3  Research Goals.  The Research Goals are as follows:

     A) Delivery by biosys to NeoRx of not less than a 5 g research batch of crude clinical grade Humanized Antibody (i.e., Humanized Antibody that upon purification is suitable for use in humans) on or before December 31, 1995; and delivery by biosys to NeoRx of 50g research batches crude clinical grade Humanized Antibody per quarter thereafter during the term of this Agreement;

     B) Expression of streptavidin as a Protein Product by ________________ [Date?];

     C)   Expression of Modified Streptavidin as a Protein Product;

     D)   Expression of Modified Antibody as a Protein Product; and

     E)   Expression of Fusion Construct as a Protein Product.

If NeoRx in its sole discretion determines that any Research Goal has not been met by biosys, NeoRx may terminate this Agreement upon delivery of written notice of such termination to biosys.

     3.4 Periodic Research Progress Reports. A written report, detailing the work done in furtherance of the Research Project, including progress made toward meeting the Research Goals, incorporating any modification of Research Infor-mation arising pursuant to the Research and highlighting any potentially patentable subject matter discovered during the Research shall be prepared by biosys and submitted to the Research Project Leader no later than two weeks after the date upon which this Agreement is executed by both parties, January
1, 1996, April 1, 1996 and July 1, 1996.

4.   biosys Commitment.

     4.1  Personnel.  During the term of this Agreement which ends September
30, 1996, biosys will contribute 100% of the time of three predesignated biosys researchers (Dr. Jeff Kelly, Scott Foulke and Donald Weaver) and at biosys' sole discretion a percentage of other staff time necessary to carry out biosys' research pursuant to this Agreement. For any research extending beyond September 30, 1996, biosys agrees to apply not less than 50% of Dr. Kelly's time in performance of such research. biosys' obligations under this paragraph are conditioned upon continued employment at biosys of the three predesignated researchers. If Dr. Kelly leaves the employ of biosys, then NeoRx shall have the option to terminate this Agreement if a substitute researcher suitable to NeoRx is not employed by biosys. Breach of this Paragraph 4.1 is non-curable by its nature, and therefore NeoRx may terminate this Agreement upon delivery of notice to biosys of such breach.

     4.2  Facilities.   biosys will provide production and research facilities
in Columbia, Maryland necessary for biosys to meet its obligations under this Agreement. biosys is responsible to ensure that such facilities have a level of automation appropriate for the research production scale required as the Research Project progresses, subject to the limitations of Paragraph 4.3 hereof.

     4.3 Capital Improvements. During the term of this Agreement, biosys shall contribute up to $[*] in Research Capital Expenditures. biosys shall maintain records with regard to Research Capital Expenditures and provide a quarterly report of such Research Capital Expenditures to NeoRx. If Research Capital Expenditures in excess of $[*] are required to achieve Research Goals, biosys may terminate this Agreement, if NeoRx does not elect to pay for the additional Research Capital Expenses.

     4.4 Preparation of Crude Humanized Antibody for Research. During the term of this Agreement, biosys shall provide to NeoRx crude clinical grade Humanized Antibody for research to be conducted hereunder. NeoRx shall be responsible for purification of the crude clinical grade Humanized Antibody.
If NeoRx determines in its sole discretion that NeoRx and biosys are unable to develop a purification process to render the crude clinical grade Humanized Antibody sufficiently pure for use in human clinical trials, NeoRx may terminate this Agreement upon delivery of written notice of such termination to biosys.

[*] Confidential Treatment Requested                                         6

5.  Future Research.

On or before July 1, 1996, NeoRx will present to biosys NeoRx's future research goals, if any, requiring research efforts from biosys personnel in time periods extending beyond September 30, 1996. If NeoRx has any such future research goals, future advanced quarterly payments will be negotiated in good faith by the parties based upon staffing required to meet those future research goals.


6.  Confidentiality, Publication and Access by Third Parties.

     6. Confidentiality. Each party agrees that it will keep confidential and will not publish or otherwise divulge or use for any purpose other than as contemplated by this Agreement any Research Information or Pretargeting Infor-mation or other proprietary information relating to the production of Protein Products received from the other party under this Agreement ("Confidential Information"), without the express written consent of the disclosing party.
All Research Information or Pretargeting Information or other proprietary information relating to the production of Protein Products exchanged pursuant to this Agreement shall be regarded as confidential, except that which, as established by competent proof:

     (A) can be shown to have been known to the receiving party prior to disclosure by the providing party;

     (B) is now, or comes into, the public domain by publication or otherwise without the fault of the receiving party;

     (C) is made known to the receiving party from another source under no obligation to the providing party;

     (D)  is required by law, regulation or judicial order to be disclosed; or

     (E) can be shown by the receiving party to have been developed independently of any disclosure hereunder.

     6.2 Publication. Neither party will publish any results generated in accordance with this Agreement in a scientific forum such as a peer-reviewed scientific journal or at a scientific meeting, unless the following procedure is followed:

     A) The drafting party shall submit the proposed publication, whether written or oral, to the reviewing party at least 30 days prior to sub-mission of written material which is not an abstract for publication or prior to an oral presentation and at least 15 days prior to submission of a written abstract;

     B) The reviewing party shall promptly review the proposed publication, provide suggestions, and notify the drafting party of the inclusion of potentially patentable material in the proposed publication and provide or withhold consent to publication of any Confidential Information required by
     Section 6.1 hereto; and

     C) The drafting party will address the suggestions made by the receiving party, revise the publication to be commensurate in scope to the consent to disclose Confidential Information received pursuant to Section 6.2(B) and delay publication of the portions of the publication identified as potentially patentable for a period of not more than 90 days to allow for the further evaluation and, if deemed appropriate, the preparation and filing of a patent application directed thereto.

If the publication is to be submitted by both parties, the preceding procedure must be followed, with the employee authors of each party constituting the drafting party and the employee reviewers of that party constituting the reviewing party.

     6.3 Access by Third Parties. Notwithstanding the limitations recited in Sections 6.1 and 6.2, NeoRx may disclose Research Information and provide Protein Product to NeoRx's existing or potential corporate partners. Such disclosures by NeoRx shall be made under terms of non-disclosure and non-use by the receiving party for a period of five years. Such material transfers by NeoRx shall be made under terms of non-disclosure, non-transferability and non-commercial use by the receiving party for a period of five years. NeoRx shall use reasonable efforts to facilitate the execution of a non-disclosure agreement between biosys and the third party, if such third party is a manufacturer of proteins and if disclosure of a high level of technical detail with regard to the biosys process is to be undertaken. If such a biosys-third party non-disclosure agreement is not executed and biosys provides written notice to NeoRx that biosys intends to sue a third party for breach of the NeoRx-third party non-disclosure agreement, then at its sole discretion NeoRx may (1) assign its rights related to biosys Confidential Information under such non-disclosure agreement to biosys or (2) institute an action against the third party for such breach.

Also notwithstanding the foregoing, either party may disclose confidential information to governmental agencies to the extent desirable to obtain approval for marketing Products, to outside consultants and to non-clinical and clinical investigators to the extent desirable for their information under a secrecy
agreement with essentially the same provisions as contained herein.   Nothing
in this Agreement shall be construed to limit the right of clinical investi-gators to publish the results of their studies, however NeoRx and biosys shall use reasonable efforts to see that the Confidential Information of NeoRx and biosys is respected in such instances and that clinical investigators do not otherwise disclose Confidential Information.

Also notwithstanding the foregoing, either party may disclose such information to third parties under a secrecy agreement having essentially the same provi-sions as that contained in this Section 6 in connection with the exercise of sublicense rights granted hereunder.

     6.4 Term and Superseding of Prior Confidentiality Agreements. The foregoing obligations of confidentiality shall survive for five (5) years after termination or expiration of this Agreement. Any confidentiality agreement concerning the subject matter of this Agreement previously entered into by the parties shall be superseded by this Section 6.


7.  Patent Technology.

     7.1 Ownership. NeoRx will own any Patent Technology and any Protein Product developed in the Research Project.

     7.2 Patent Application Filing and Prosecution. NeoRx will prepare and file or have prepared and filed and prosecute or have prosecuted Patent Applications. NeoRx and biosys agree to cooperate in the preparation, filing and prosecution of Patent Applications. Cooperation by biosys and NeoRx includes, but is not limited to, the following:

     A) Reasonable delay in publication or other disclosure of the potentially patentable subject matter to permit preparation and filing of Patent Applications;

     B) Technical support in preparation and prosecution of Patent Applications; and

     C) Prompt execution of any and all documents necessary to allow NeoRx to prosecute Patent Applications before patent offices of various jurisdictions.

     7.3  License Grant.     NeoRx hereby grants to biosys a co-exclusive
(biosys and NeoRx only), world-wide [*]% royalty-bearing license based upon Net Sales of the protein produced, without the right to sublicense, to use all Patent Technology that is the subject of an issued patent for production of moieties other than Protein Product for biosys or for third parties. NeoRx hereby grants to biosys a co-exclusive (biosys and NeoRx only), world-wide [*]% royalty-bearing license based upon Net Sales of the protein produced, without

[*] Confidential Treatment Requested                                         9
the right to sublicense, to use all Patent Technology that is the subject of a patent application pending before a patent office in the United States or abroad for production of moieties other than Protein Product for biosys or for third parties. These licenses terminate upon material breach of this Agreement by biosys, which is not cured in accordance with Section 16 hereof. Quarterly royalty payments shall be due from biosys to NeoRx for such use of patented Patent Technology, until the last to expire patent claiming the Patent Technology being employed by biosys has expired. Quarterly royalty payments shall be due from biosys to NeoRx for such use of Patent Technology encompassed by a pending patent application, until such application has matured into a patent, and quarterly payments of a [*]% royalty become due, or until such application abandoned and no continuing applications are filed. NeoRx retains a co-exclusive right to use Patent Technology in accordance with the terms of this Agreement.


8.  Know-How.

NeoRx and biosys will jointly own any Know-How developed during the Research Project. NeoRx will not use such Know-How to produce products for themselves or others except in accordance with Section 13 or 14 hereof.


9.  Third Party Intellectual Property Licenses.

NeoRx and biosys will cooperate in evaluating potential intellectual property barriers to production of Protein Product and in determining a strategy for achieving freedom to operate in the field of preparation of Protein Product. biosys will enter into any intellectual property licenses necessary to practice the production process for Protein Product. These intellectual property licenses must allow biosys to sublicense the technology to permit NeoRx to qualify as a second source under Section 14 hereof. Such intellectual property licenses shall also be assignable or otherwise transferable in the event that NeoRx acquires the insect larvae protein production portion of biosys' business in accordance with Section 13 hereof or in the case of merger where NeoRx is not the surviving entity or upon acquisition of all or substantially all of NeoRx's assets by a third party. Payment of all third party royalties associated with the process for producing Protein Product is biosys' responsibility, provided that biosys is a producer of Protein Product.


10.  Food and Drug Administration.

NeoRx and biosys acknowledge that approval of the United States Food and Drug Administration (FDA) with respect to administration of Protein Product to humans is essential for the development of any Product pursuant to this Agreement.

[*] Confidential Treatment Requested                                        10

     10.1 FDA Protein Product Plan. NeoRx and biosys will work together to formulate a FDA Protein Product Plan and communicate the FDA Protein Product Plan to the FDA. The regulatory issues to be addressed by the FDA Protein Product Plan include, but are not limited to, the issues covered in the following FDA documents:

     Points to Consider in the Production and Testing of New Drugs and Biologics Produced by Recombinant DNA Technology (1985);

     Supplement to the Points to Consider in the Production and Testing of New Drugs and Biologics Produced by Recombinant DNA Technology: Nucleic
     Acid Characterization and Genetic Stability (1992);

     Points to Consider in the Manufacture and Testing of Therapeutic Products for Human Use Derived from Transgenic Animals (1995); and

     Points to Consider in the Manufacture and Testing of Monoclonal Antibody Products for Human Use (1994).

     10.2 Feedback. The FDA will provide feedback to NeoRx and biosys at many stages during the term of this Agreement. Such stages for FDA feedback include, but are not limited to, upon request for a meeting to discuss the FDA Protein Product Plan; upon evaluation of the FDA Protein Product Plan by the FDA; upon submission of an Investigational New Drug Application (IND) relating to human clinical use of Protein Product to the FDA; upon the request for any change in a clinical protocol; and upon occurrence of any adverse event in humans. If at any time during the term of this Agreement, NeoRx determines in its sole discretion that FDA feedback renders the use of Protein Product in humans either impossible or impracticable, NeoRx may terminate this Agreement upon delivery of written notice of such termination to biosys. Impossibility connotes FDA refusal to allow Protein Product to be administered to humans or FDA imposition of requirements or limitations so onerous or stringent as to effectively preclude compliance, such as a requirement for identification of all adventitious agents comprising the bioburden or proof of six log removal or inactivation of all such adventitious agents. Impracticability connotes
FDA imposition of requirements or limitations that render compliance therewith impractical, such as any requirement or limitation that removes the cost advantage of the use of Protein Product over mammalian cell culture protein or protein-containing construct production.

     10.3  Regulatory Compliance-Facility.

          10.3.1  Facility Inspection.    From time to time and upon adequate
notice to biosys, NeoRx will be permitted to inspect biosys' facility for the purpose of assuring good manufacturing practice (GMP) compliance.

          10.3.2 Production Changes. biosys will notify NeoRx prior to making any significant production changes which may structurally or functionally alter the Protein Product.

     10.4  Regulatory Compliance-Documents.

          10.4.1 Copying. From time to time and upon adequate notice to biosys, NeoRx will be permitted to copy relevant production records for the purpose of assuring GMP compliance.

          10.4.2 Investigational New Drug Application (IND). biosys will provide to NeoRx detailed written descriptions of all processes used to manu-facture Protein Product to permit NeoRx to file an IND with the FDA for a Product or a Protein Product.

          10.4.3 Drug Master File (DMF). NeoRx will provide regulatory support to biosys in the preparation and filing of a DMF pertaining to Protein Product, if such a filing is required. biosys will permit NeoRx to cross reference the DMF in NeoRx's IND or market application filed with the FDA and counterpart documents required to be filed with foreign regulatory authorities.


11.  Production of Protein Product by biosys.

biosys shall have the right to produce Protein Product only for NeoRx and NeoRx Designees.


12.  Purchase of Protein Product by NeoRx.

     12.1 Pricing Matrix. If NeoRx or a NeoRx Designee requires Protein Product and subject to Sections 13 and 14 hereof, NeoRx and NeoRx Designees will purchase Protein Product exclusively from biosys in accordance with the matrix attached hereto as Exhibit A.

     12.2 Supply Agreement. Following execution of this Agreement, NeoRx and biosys will negotiate in good faith a Supply Agreement, wherein the terms of such Supply Agreement shall be consistent with this Section 12 and the matrix attached as Exhibit A. If NeoRx and biosys cannot negotiate a Supply Agreement within 120 days of the execution of this Agreement, NeoRx may terminate this Agreement upon delivery of written notice of such termination to biosys or this Agreement may be amended to provide for an extended time period for negotiation of a Supply Agreement. Failure of the parties to negotiate a Suppy Agreement pursuant to this Section shall not trigger the provisions of Sections 13 or 14 hereof.


13.  Uninterrupted Supply.

If biosys for any reason cannot or will not make Protein Product for NeoRx or for NeoRx Designees due to a biosys business decision, including but not limited to, a change in business strategy or focus of biosys, the inability or unwil-lingness of biosys to produce Protein Product in accordance with the pricing matrix described in Paragraph 12.1 and Exhibit A hereof or as a result of acquisition of biosys by a party which cannot or will not make Protein Product for NeoRx, then upon election by NeoRx and biosys and payment by NeoRx to biosys of the market value of the equipment, insect stocks, seed lots, virus stocks and other material associated with the production of Protein Product and assumption by NeoRx of biosys' future liabilities relating to Protein Product production, which may include personnel salaries of persons that NeoRx elects in its sole discretion to retain, intellectual property licenses and rent, NeoRx will have the exclusive right to make, have made, use, sell or have sold such Protein Product. NeoRx will owe no royalties to biosys following such an acquisition. If any such equipment has been leased by biosys, NeoRx will either assume the lease, buy the leased equipment from the lessor or pursue any other alternative transfer mechanism provided for in the lease.

If either NeoRx or biosys does not elect this option, biosys shall provide Protein Product to NeoRx until NeoRx is qualified as a second source pursuant to Section 14 hereof.


14.  Second Source.

     14.1 Qualification Right. NeoRx will have the right to qualify itself as a second source for the production of Protein Product. biosys shall provide training to NeoRx personnel sufficient for such qualification during the term of this Agreement, upon non-election by biosys pursuant to Section 13 hereof or upon breach of this Agreement by biosys at biosys' expense and otherwise at NeoRx's expense.

     14.2 Protein Product Production Right. NeoRx will have the right to produce Protein Product, if biosys is unwilling or unable to meet NeoRx's or any NeoRx Designee's demand therefor due to a biosys business decision, including but not limited to, a change in business strategy or focus of biosys or as a result of acquistion of biosys by a party which cannot or will not make Protein Product for NeoRx, due to the inability or unwillingness of biosys to produce Protein Product in accordance with the pricing matrix described in Paragraph 12.1 and Exhibit Ahereof or upon breach by biosys of the Supply Agreement between NeoRx and biosys. In this event, biosys shall use best efforts to provide Protein Product to NeoRx until NeoRx is qualified as a second source pursuant hereto.

     14.3  Royalty.   If NeoRx commences production of Protein Product to meet
NeoRx or NeoRx Designee demand as set forth in Sections 13 and 14 of this Agreement, NeoRx shall owe no royalties to biosys for such production.


15.  Royalty Accounting and Payments

     15.1 Payments and Reports. Royalties due pursuant to this Agreement shall be paid quarterly on a calendar year basis. Such royalties shall be based upon actual Net Sales during the applicable calendar quarter and the royalty rates established pursuant to Section 7. All sales in foreign currencies shall be converted into United States dollars using the financial rate of exchange quoted under Foreign Exchange in The Wall Street Journal on the last business day of the calendar quarter in which the royalty is due. Costs associated with the currency conversion shall be borne by the remitting party. Royalty payments shall be made within forty-five (45) days after the end of each calendar quarter and shall be accompanied by reports of local currency sales and units sold by product and country and conversion rates into United States currency.

     15.2 Records Retention. Each party shall maintain sales records in sufficient detail to permit the receiving party to confirm the accuracy of the determination of the accuracy of the royalty paid. At the request and expense of the requesting party, the remitting party shall permit an auditor, appointed by the requesting party and reasonably acceptable to the remitting party, to examine such records to the extent necessary to verify the accuracy of the determination of royalties payable by product and country. The appointed auditor may examine such records upon request of the requesting party during normal business hours upon reasonable notice to the remitting party. Such examinations shall be made not more than once per calendar year. Also, such examinations shall be made not later than three (3) years after the date of the report being examined, and the parties shall not be required to maintain sales records for a longer period of time. Results of any such examination shall be made available to both parties. If such results establish that the remitting party has underpaid the requesting party by ten percent (10%) or more, then the remitting party shall reimburse the requesting party for its costs reasonably associated with such examination and remit to the requesting party three times the difference in royalties between that paid by the remitting party and that found to be owing by the remitting party during the examination.

     15.3 Currency Blockage. If the laws or regulations of another country prevent the conversion of its currency into United States dollars for the payment of royalties, the remitting party will either (a) pay such royalties by depositing the currency of the other country into a bank account designated by the receiving party in that country or (b) if permitted by law, pay such royalties in the currency of the country in question to the receiving party's designee in that country.


16.  Termination.

     16.1 NeoRx may terminate this Agreement at any time upon ninety (90) days written notice to biosys, provided that NeoRx remains obligated to make payments pursuant to this Agreement to biosys during the notice period.
NeoRx may also terminate this Agreement if biosys materially breaches this Agreement; NeoRx provides written notice to biosys of the material breach; and biosys fails to cure the breach within the longer of 30 days from receipt by biosys of the notice or such time as is reasonably necessary to cure the breach. Upon such termination, NeoRx may use Know-How and Patent Technology developed subject to or employed pursuant to this agreement to produce protein by a method other than in vivo insect larvae production unless the provisions of Section 13 or Section 14 hereof apply. Notwithstanding the foregoing, NeoRx may also terminate this Agreement in any other manner specifically set forth herein upon delivery of written notice of termination to biosys.

     16.2 biosys may terminate this Agreement if NeoRx materially breaches this Agreement; biosys provides written notice to NeoRx of the material breach; and NeoRx fails to cure the breach within the longer of 30 days from receipt by NeoRx of the notice or such time as is reasonably necessary to cure the breach.

     16.3 Either party to this Agreement may terminate this Agreement upon written notice in the event that the other party becomes insolvent, or seeks protection under any bankruptcy, receivership, trust deed, creditor's arrange-ment or composition or if any comparable proceeding is instituted against the other party and not dismissed within 90 days after institution.

     16.4 biosys is under no obligation to refund any payments made by NeoRx prior to any such termination.

     16.5 The obligations of the parties under Sections 6 and 7 of this Agreement shall survive the termination hereof.

17.  Notices.

Any notice, request, approval or other documents required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given, and effective upon the date of dispatch, if delivered in person or by internationally recognized courier service, transmitted by telegraph or facsimile, provided, that in the case of facsimile delivery, such notice shall be confirmed by mail sent in the manner provided herein, or deposited in the mail, postage prepaid, for mailing by first class air mail, certified or registered mail, return receipt requested, addressed as follows:

     If to biosys, addressed to:

     biosys
     10150 Old Columbia Road
     Columbia, Maryland  21046

     Attention:  R. Patrick Simms
     Fax:  (410) 381-3840

     If to NeoRx, addressed to:

     NeoRx Corporation
     410 West Harrison
     Seattle, Washington 98119

     Attention:  Jeffrey J. Miller, Ph.D.,  J.D.
     Fax:  (206) 284-7112

or to such other address or addresses as may be specified by the parties from time to time by written notice.


18.  Publicity.

The name of either party to this Agreement shall not be used by the other party in any advertising, publicity or news release, etc., related to the work undertaken under the terms of the Agreement without prior written consent which shall not be unreasonably withheld. The parties may make disclosures necessary to meet the requirements of the Securities and Exchange Commission.

19.  Dispute Resolution.

In the event of any controversy or claims arising out of or in relation to any provision of this Agreement or the breach thereof, the parties shall make reasonable efforts to settle the problem between themselves in an amicable way before commencing litigation.


20.  Miscellaneous.

     20.1 Entire Agreement. This Agreement expresses the entire understanding between the parties on the subject matter hereof and supersedes and replaces all prior agreements between them, whether written or oral.

     20.2 Waiver; Amendment. The provisions of this Agreement may not be waived or modified except by a writing signed by the party against whom enforcement is sought. No waiver of breach shall constitute a subsequent waiver of any subsequent breach, and if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain valid and enforceable.

     20.3 Assignment. Neither party to this Agreement may assign any of its rights or obligations hereunder without the express written consent of the other party which shall not be unreasonably withheld.

     20.4 Severability. If any portion of this Agreement is held to be invalid for any reason, the remainder of this Agreement shall remain in full force and effect.

     20.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, USA.

IN WITNESS WHEREOF, the parties have signed their names effective as of the day and year first above written.

Accepted for:

NEORX CORPORATION                       biosys


/s/ Jeffrey J. Miller                   /s/ R. Patrick Simms
- -------------------------------         ----------------------------------
Jeffrey J. Miller, Ph.D., J.D.          By:  R. Patrick Simms
Senior Vice President                   Its: Sr. Vice President
Business Development & Legal Affairs

                 Letter Agreement Regarding Quarterly Payments

              For NeoRx - biosys Research Collaboration Agreement


1. NeoRx shall pay to biosys one-half of one Quarterly Payment in cash upon execution by both parties of the Research Collaboration Agreement and this Letter Agreement (the "Effective Date").

2. Also on the Effective Date, NeoRx shall issue and transfer to biosys or biosys' broker a number of shares of NeoRx registered common stock having a fair market value equal to a Quarterly Payment plus $[*] (Adjusted Payment), said number of shares to be based upon the closing price of the stock on the trading day immediately preceding the issue date. biosys shall transfer the issued stock to a broker for sale by the broker with net proceeds to be paid to biosys. On the first business day of the quarter next succeeding the issuance and transfer of shares to biosys, January 2, 1996, if the gross proceeds less sales commissions from the sale of shares accrued to the brokerage account of biosys is less than the Adjusted Payment, then NeoRx will pay to biosys any shortfall in cash within 5 days notice of such shortfall provided to NeoRx by biosys.
If the net proceeds from the sale of the shares exceed the Adjusted Payment or if the sale of less than the number of issued shares provides net proceeds in excess of a Adjusted Payment, then the excess proceeds or shares shall be applied to NeoRx's payment obligations arising in the next quarter or returned to NeoRx if no further payment to biosys is due.

3. Provided that the Research Collaboration Agreement remains in effect, NeoRx at its election will pay biosys a Quarterly Payment in cash when due under the Research Collaboration Agreement or 2) deliver registered common stock to biosys 60 days prior to the due date pursuant to the terms set forth above.


/s/ Jeffrey J. Miller                   /s/ R. Patrick Simms
- -----------------------------------     ---------------------------------
Jeffrey J. Miller, Ph.D., J.D.          By:  R. Patrick Simms
Senior Vice President                   Its: Sr. Vice President
Business Development & Legal Affairs

[*] Confidential Treatment Requested

                                Exhibit A

                           PROTEIN PRICING GRID
                              ($/[*] Crude)

                                   Yield ([*]/[*] larvae)
                         ------------------------------------------
          Volume
         ([*]/Yr)        <=[*]     [*]     [*]     [*]     [*]
         ----------------------------------------------------------
         [*] - [*]       [*]       [*]     [*]     [*]     [*]
         [*] - [*]       [*]       [*]     [*]     [*]     [*]
         [*] - [*]       [*]       [*]     [*]     [*]     [*]
         [*] - [*]       [*]       [*]     [*]     [*]     [*]
         [*] - [*]       [*]       [*]     [*]     [*]     [*]
         > [*]           [*]       [*]     [*]     [*]     [*]


[*] Confidential Treatment Requested